UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14C
                 Information Statement Pursuant to Section 14(c)
         of the Securities Exchange Act of 1934 (Amendment No. _______)

Check the appropriate box:

|_|   Preliminary Information Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

|X|   Definitive Information Statement


                                 Magna-Lab, Inc.
                ------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required

|_|   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1) Amount Previously Paid:

            (2) Form, Schedule or Registration Statement No.:

            (3) Filing Party:

            (4) Date Filed:

                              [LOGO] MAGNA-LAB INC.
                        6800 Jericho Turnpike, Suite 120W
                             Syosset, New York 11797
                                  516-393-5874

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON

                                November 17, 2006

TO THE SHAREHOLDERS OF MAGNA-LAB INC.:

      Notice is hereby given that a Special Meeting of Shareholders of Magna-Lab Inc., a New York corporation (the "Company"), will be held at 6800 Jericho Turnpike, Suite 120W, Syosset, New York 11791, on Friday, November 17, 2006 at 1:00 p.m. local time (the "Meeting"), for the following purposes:

      1. To approve an amendment to the Company's Restated Certificate of Incorporation effecting a 1:100 reverse split of the outstanding shares of Class A Common Stock and Class B Common Stock (the ""Reverse Split"); and

      2. To transact such other business as may properly be presented at the Meeting or any adjournments thereof.

      The close of business on October 20, 2006 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.

      All shareholders are cordially invited to attend the Meeting.


                                         By the order of the Board of Directors,

                                         Kenneth C. Riscica,
                                         Secretary

Dated: October 23, 2006

                              [LOGO] MAGNA-LAB INC.
                        6800 Jericho Turnpike, Suite 120W
                             Syosset, New York 11797
                                  516-393-5874

                              INFORMATION STATEMENT

                         SPECIAL MEETING OF SHAREHOLDERS

      This Information Statement is furnished by the Board of Directors (the "Board") of Magna-Lab, Inc., a New York corporation (the "Company"), in connection with a special meeting of shareholders of the Company to be held on the date and for the purposes set forth in the accompanying Notice of Meeting. The Company is not soliciting proxies in connection with the Meeting. As such, this Information Statement is being furnished pursuant to the requirements of
Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14c-101 promulgated thereunder, in lieu of a proxy statement.

      This Information Statement is being mailed on or about October 25, 2006 to all holders of record of securities of the Company who are entitled to vote at the Meeting.

                                     *******

THIS INFORMATION STATEMENT IS PROVIDED TO YOU FOR INFORMATION PURPOSES ONLY. NO
                   ACTION ON YOUR PART IS SOUGHT OR REQUIRED.

                                     *******

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                     *******

                                THE REVERSE SPLIT

Purpose and Background of the Reverse Split

      The primary purpose of the 1:100 Reverse Split described in the Notice of Meeting is to make sufficient authorized shares available for issuance in connection with a reverse acquisition by our company of an operating company.

      Our Restated Certificate of Incorporation currently authorizes us to issue up to 120,000,000 shares of Class A Common Stock, $0.001 par value per share, and 3,750,000 shares of Class B Common Stock, $.001 par value per share (together with the Class A Common Stock, the "Common Stock"). As of October 6, 2006, there were a total of 108,602,489 shares of Class A Common Stock and 330,372 shares of Class B Common Stock outstanding. As of that date, an additional 9,625,000 shares of Class A Common Stock were reserved for issuance pursuant to outstanding options, warrants and other commitments. Since we are not proposing to adjust our number of authorized shares of Common Stock in connection with the Reverse Split, following the Reverse Split we will have a total of approximately 118,900,000 shares of Class A Common Stock and approximately 3,745,000 shares of Class B Common Stock unreserved and available for issuance.

      The additional shares would be issuable without further action by our shareholders, unless shareholder approval is required by law or regulation. In addition to the acquisition of an operating company, the additional shares may be used for any proper corporate purpose approved by our Board of Directors and to meet future business needs as they arise. These include, without limitation, the declaration of stock splits or dividends, equity compensation plans or arrangements, the sale of stock to raise additional capital, the purchase of property or assets and other bona fide corporate purposes.

      While we have been pursuing a reverse acquisition strategy for the past few years and have had and continue to have discussions with a number of potential candidates, we presently have no definitive arrangements, agreements or understandings with respect to any particular acquisition. Because we will not be able to consummate a reverse acquisition without availability of sufficient authorized unissued shares, our management believes our ability to attract viable candidates and consummate a transaction will be enhanced by effecting the Reverse Split.

      In connection with any reverse acquisition, we will issue a number of shares which will result in the owners of the target company acquiring a controlling interest in our company. Depending on the value of the particular target company, we may issue a controlling interest that could exceed 90-95% of the number of shares outstanding after issuance. As a result, any such transaction will necessarily involve significant dilution to the voting power and shareholdings of our existing shareholders.

      Approximately 55% of the voting power represented by our presently outstanding shares is held by one stockholder. As such, management does not view takeover attempts by hostile acquirors through acquisition of our outstanding shares as a realistic possibility. We are not aware of any present efforts by anyone to accumulate our Common Stock, and the proposed Reverse Split is not intended to be an anti-takeover device. While under other circumstances reverse splits could have an anti-takeover effect, by enabling management to issue more shares to dilute the effect of third party share acquisitions, management does not believe that the Reverse Split will have the effect of reducing the likelihood of unsolicited takeover attempts. The availability of additional authorized shares of Common Stock following the Reverse Split may, however, have the effect of permitting management to retain its position, and place it in a better position to resist changes that existing shareholders may wish to make if they are dissatisfied with the conduct of our business.

Effect On Outstanding Common Stock; No Fractional Shares

      The principal effect of the Reverse Split will be to decrease the number of outstanding shares of our Common Stock. The total number of shares of Common Stock each shareholder holds will be reclassified automatically into 1/100 of the number of shares such shareholder held immediately before the Reverse Split. If the total number of shares a shareholder holds is not evenly divisible by 100, that shareholder will not receive a fractional share but instead will receive the next highest whole share number.

      The Reverse Split will result in some shareholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

      The Reverse Split will not otherwise alter or modify the rights, preferences, privileges or restrictions of the Common Stock.

      Other than the Common Stock, the Company has no outstanding equity securities or securities exercisable for or convertible into equity securities other than Common Stock.

      The trading price of our outstanding Common Stock may increase following the Reverse Split, as a result of the decrease in the number of outstanding shares associated with the Reverse Split. There are many factors that influence the price of Common Stock other than the number of shares outstanding, and we cannot assure investors that any increase in the trading price of the Common Stock will be proportionate to the decrease in outstanding shares, or sustained for any period of time. The possibility exists that shareholder liquidity may be adversely affected by the reduced number of shares which would be outstanding if the Reverse Split is effected, particularly if the price per share of the Common Stock begins a declining trend after the Reverse Split is effected.

No Effect On Legal Ability To Pay Dividends

      Our Board of Directors has not in the past declared, nor does it have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property to the holders of Common Stock. We are not in arrears on any dividends to the holders of Common Stock. We do not believe that the Reverse Split will have any effect with respect to future distributions, if any, to our shareholders.

Exchange Of Stock Certificates

      The transfer agent for the Common Stock is American Stock Transfer & Trust Company, located at 59 Maiden Lane, New York, New York 10038.

      As of October 23, 2006, there were approximately 460 holders of record of our Common Stock. We do not expect the Reverse Split to result in a significant reduction in the number of record holders. We do not intend to seek any change in our status as a reporting company for federal securities law purposes, either before or after the Reverse Split.

      Following the effective date of the Reverse Split, each shareholder will be able to obtain a certificate evidencing its post-Reverse Split shares by sending the transfer agent its old stock certificate(s). Shareholders will not receive certificates for post-reverse-split shares unless and until their old certificates are surrendered. The transfer agent will send each shareholder's new stock certificate promptly after receipt of that shareholder's old stock certificate(s), subject to the transfer agent's right to require any additional documentation.

      Shareholders will not have to pay any service charges in connection with the exchange of their certificates or the payment of cash in lieu of fractional shares.

Certain Federal Tax Consequences

      The following discussion summarizes certain United States federal income tax consequences to the Company and its shareholders of the Reverse Split. This summary does not purport to be complete. It does not address all of the United States federal income tax considerations, including considerations that may be relevant to the Company shareholders in light of their individual circumstances or to our shareholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, traders who mark to market, non-U.S. shareholders, shareholders who hold shares of our Common Stock as part of a straddle, hedge, or conversion transaction, shareholders who acquired their shares of our Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, shareholders who are subject to the federal alternative minimum tax, and shareholders not holding their shares of our Common Stock as a capital asset. This discussion also does not address any non-income tax consequences or any state, local, or non-U.S. tax consequences.

      No rulings from the Internal Revenue Service or opinions of counsel have been or will be requested with respect to any of the matters discussed herein and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below. The discussion below is based upon the provisions of the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings currently in effect, all of which are subject to change, possibly on a retroactive basis. The summary does not address the tax consequences of any transaction other than the Reverse Split.

      EACH SHAREHOLDER SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE REVERSE SPLIT. EACH SHAREHOLDER SHOULD ALSO CONSULT HIS, HER OR ITS TAX ADVISOR AS TO ANY STATE, LOCAL, NON-U.S. AND NON-INCOME TAX CONSIDERATIONS RELEVANT TO SUCH SHAREHOLDER AS A RESULT OF THE REVERSE SPLIT.

Tax Consequences To Our Shareholders

      General. Under Section 354 of the Code, a shareholder who exchanges stock or securities of a corporation solely for stock or securities of the same corporation, in a transaction that constitutes a "recapitalization" within the meaning of Section 368(a)(1)(E) of the Code, generally will not recognize gain or loss on the exchange. The Company believes that the Reverse Split constitutes a "recapitalization" within the meaning of Section 368(a)(1)(E) of the Code. The remainder of this discussion assumes that the Reverse Split will be treated as a "recapitalization" within the meaning of Section 368(a)(1)(E) of the Code.

      Tax basis of our Common Stock. The aggregate tax basis of the Common Stock received by our shareholders in exchange for their Common Stock will be the same as the aggregate tax basis of the shares of Common Stock surrendered in connection with the Reverse Split.

      Holding period of our Common Stock. The holding period of the Common Stock received by our shareholders in exchange for their shares of Common Stock in connection with the Reverse Split will include the holding period of the shares of Common Stock surrendered in exchange therefor.

      Information Reporting. Company shareholders who receive shares of our Common Stock in connection with the Reverse Split will be required to attach a statement to their tax returns for the year in which the conversion occurs that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the holder's tax basis in that holder's shares of Common Stock surrendered in connection with the Reverse Split.

Tax Consequences To The Company

      The Company will recognize no gain or loss by reason of the Reverse Split.

Miscellaneous

      The Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of the Common Stock under the Exchange Act. The par value of the Common Stock will not change as a result of the Reverse Split. Accordingly, the common stock account on our balance sheet will be reduced to reflect the lower number of outstanding shares and the paid-in capital account will be correspondingly increased.

Amendment to Restated Articles of Incorporation

      The amendment to the Restated Articles of Incorporation effecting the Reverse Split will become effective upon approval by the shareholders and filing of the Amendment with the State of New York, which is expected to occur as soon as practicable following shareholder approval. The text of the Proposed Amendment is set forth in Appendix A to this Information Statement.

                                     VOTING

      Only holders of shares of Class A Common Stock, par value $.001 per share, and Class B Common Stock, par value $.001 per share (collectively, the "Shares"), of record as at the close of business on the Record Date are entitled to vote at the Meeting. On the Record Date there were issued and outstanding 108,602,489 shares of Class A Common Stock and 330,372 shares of Class B Common Stock. Each outstanding share of Class A Common Stock and Class B Common Stock is entitled to one vote and five votes, respectively, upon all matters to be acted upon at the Meeting. A majority in interest of the voting power of the outstanding Shares represented at the Meeting in person or by proxy shall constitute a quorum. The affirmative vote of a majority of the votes attributable to the outstanding shares of Common Stock, voting together as one class and voting separately as two classes, is necessary to approve the Reverse Split proposal. A majority of the outstanding shares of Class A Common Stock is held by one shareholder and a majority of the outstanding shares of Class B Common Stock is held by another shareholder. Accordingly, these two shareholders, voting authority for whom is held by officers and directors of our company, have the power to control the voting outcome. The Shareholders vote at the Meeting by casting ballots (in person or by proxy) which will be tabulated by a person appointed by the Board of Directors before the Meeting to serve as the inspector of election at the Meeting and who shall have executed and verified an oath of office. Abstentions and broker non-votes are included in the determination of the number of shares present at the Meeting for quorum purposes and will have the same practical effect as a vote against the Reverse Split proposal. For all other proposals, which are based on votes cast, abstentions and broker non-votes will have no effect on the voting results.

                             PRINCIPAL SHAREHOLDERS

            The following table sets forth information regarding the beneficial ownership of our common stock as of October 6, 2006. The information presented in the table and footnotes is based solely upon schedules and reports filed by the respective holders under the Securities Exchange Act of 1934 and certain representations furnished to us by executive officers and Board members and has not been otherwise independently verified by us. To the extent that any required holders have not filed timely reports on such forms, we would not be in a position to know the current holdings of such persons. The table includes:

      o     each of our directors and executive officers;

      o     all of our directors and executive officers as a group; and

      o each person or entity known by us to be the beneficial owner of more than 5% of our common stock.

                                        Class of          Number of Shares    Percentage of
         Name and Address               Common Stock      Beneficially        Total Voting
      of Beneficial Owner (1)           (2)               Owned (3)           Power (2)(3)
      -----------------------           ------------      ----------------    -------------
Magna Acquisition LLC (7)               Class A           60,772,729          55.1%
Kenneth C. Riscica (4)(5)               Class A            2,110,212           1.9%
Jonathan Adereth (4)(5)                 Class A              833,620           0.8%
Lawrence A. Minkoff, Ph.D. (4)(5)       Class A              764,068
                                        Class B              238,915
                                                          ----------
                                                           1,002,983           1.8%
                                                          ----------
Joel Kanter (4)(5)(6)                   Class A              332,035             *
J.M. Feldman (4)(5)                     Class A              158,132             *
Seymour Kessler (4)(5)                  Class A              142,035             *
All Executive Officers and
  Directors as a Group                  Class A            4,340,357
(6 persons)                                               ----------
                                        Class B              238,915
                                                          ----------
                                                           4,579,017           6.9%
                                                          ----------          ----

----------
* Denotes less than one percent.

(1) All shares are beneficially owned and sole voting and investment power is held by the persons named, except as otherwise noted.

(footnotes continued on next page)

(2) Class B Common Stock is entitled to five votes per share but is otherwise substantially identical to the Class A Common Stock, which has one vote per share. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and automatically upon transfer, except for certain transfers.

(3) Based upon 108,602,489 shares of Class A common stock and 330,372 shares of Class B common stock outstanding at October 6, 2006 and reflecting as outstanding, with respect to the relevant owner, the shares which that beneficial owner could acquire upon exercise of options which are presently exercisable or will become exercisable within the next 60 days.

(4) The address for Messrs. Minkoff, Adereth, Riscica, Feldman, Kessler, and Kanter is c/o Magna-Lab Inc., 6800 Jericho Turnpike, Suite 120W, Syosset, NY 11791.

(5) Includes, for Mr. Adereth only, 625,000 shares of Common Stock underlying currently exercisable options. Does not include an aggregate of 9,000,000 shares which have been reserved for possible issuance to our directors and management in the event that their efforts result in board approval of a definitive merger or financing transaction.

(6) Includes the holding of The Kanter Family Foundation to which Mr. Kanter does not have sole voting or investment power.

(7) The address for Magna Acquisition LLC is 8000 Towers Crescent Drive, Suite 1300, Vienna, VA 22182. Voting and investment decisions regarding the shares of Common Stock held by this entity are made by a majority of three persons, consisting of Messrs. Jerome M. Feldman and Joel S. Kanter, directors of our company, and Kenneth C. Riscica, an executive officer of our company.

                                CHANGE IN CONTROL

      As previously reported, on October 31, 2005 we entered into and consummated a stock purchase agreement with Magna Acquisition LLC (the "Purchaser"). Under the agreement, we issued and sold to the Purchaser 30,000,000 shares of our Class A Common Stock in consideration for gross cash proceeds of $190,000, before expenses (the "New Investment"). Messrs. Joel S. Kanter and Jerome M. Feldman, both of whom serve as directors of our company, and Mr. Kenneth C. Riscica, our Secretary and Treasurer, serve as sole managers of the Purchaser, with the ability to vote and dispose of our shares owned by the Purchaser by majority vote. None of the managers, nor any other affiliates of our company prior to the transaction, has any economic interest in the Purchaser and, except as noted above, to our knowledge none of such persons has any other material relationship with the Purchaser. On September 29, 2006, we borrowed $25,000 from the Purchaser at an interest rate of 12% per annum. Principal and interest is due and payable on January 27, 2007.

      Contemporaneous with the New Investment, the Purchaser purchased from our former principal stockholder, Noga Investments in Technology Ltd. ("Noga"), a company in receivership, 30,772,729 shares of our Class A Common Stock, constituting all of the shares of Class A Common Stock owned by Noga (the "Noga Purchase"). The total purchase price for such shares was $60,000, all of which was funded with the Purchaser's own funds.

      In connection with and as a condition to consummation of the Noga Purchase and the New Investment, we delivered a release in favor of Noga covering certain claims we may have had against Noga. Additionally we paid approximately $43,200 of the Purchaser's legal costs in connection with the New Investment and the Noga Purchase.

      As a condition to the New Investment, we entered into a Settlement and Release Agreement with members of management and former management under which such persons released claims for deferred compensation totaling $113,112 and canceled options to purchase an aggregate of 2,325,000 shares of Class A Common Stock, in consideration for the issuance to such individuals of an aggregate of 2,973,923 shares of Class A Common Stock. In addition, we granted to Mr. Riscica 1,500,000 shares of our Class A Common Stock previously reserved for issuance to him as additional compensation. At the last reported sale price of our Class A Common Stock on October 31, 2005 of $0.005 per share, the shares issued pursuant to the settlement and the additional shares to Mr. Riscica, would be valued at less than $23,000 in the aggregate.

      As a result of the New Investment and Noga Purchase, the Purchaser acquired an aggregate of 60,772,729 shares of Class A Common Stock, representing approximately 55.8 % of our issued and outstanding shares of Class A Common Stock, and approximately 55.1 % of the voting power represented by our issued and outstanding Common Stock, after consummation of the aforementioned transactions.

      We have been informed that the Purchaser was formed and funded as a vehicle for investment in our company, and has no other business or material assets.

                                     *******

APPENDIX A

                            CERTIFICATE OF AMENDMENT

                         OF CERTIFICATE OF INCORPORATION

                                OF MAGNA-LAB INC.

               (Under Section 805 of the Business Corporation Law)

      Pursuant to the provisions of Section 805 of the Business Corporation Law of the State of New York, the undersigned, being the President of Magna-Lab Inc., a New York corporation (the "Corporation"), does hereby certify:

      FIRST: The name of the corporation is Magna-Lab Inc.

      SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State of New York on February 22, 1991.

      THIRD: The purpose of this amendment to the Restated Certificate of Incorporation is to effect a 1 for 100 reverse split of the outstanding shares of common stock of the Corporation.

      FOURTH: To accomplish the amendment, a new Section 4 of ARTICLE THIRD of the Restated Certificate of Incorporation of the Corporation, is hereby added to read in its entirety as follows:

            "4. "Effective at __________ a.m. Eastern Standard Time on the date of filing of this Certificate of Amendment with the New York Secretary of State, (i) each 100 outstanding shares of Class A Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Class A Common Stock and (ii) each 100 outstanding shares of Class B Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Class B Common Stock. The authorized shares of the Corporation shall remain as set forth in the Restated Certificate of Incorporation, as amended to date. No fractional share shall be issued in connection with the foregoing reverse stock split; all shares of Class A and Class B Common Stock so split that are held by a stockholder will be aggregated and each fractional share resulting from such aggregation shall be rounded up to the nearest whole share. Upon surrender to the Corporation of certificates (duly endorsed in blank) evidencing pre-split shares, new certificates evidencing the appropriate number of post-split shares will be issued to the surrendering shareholders."

      FIFTH: The foregoing amendment was authorized at a meeting of shareholders by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of the Corporation entitled to vote, said authorization being subsequent to the affirmative vote of the Board of Directors.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the __ day of November, 2006.



                                                      --------------------------
                                                      Name:  Lawrence A. Minkoff
                                                      Title: President